Exhibit 2.2

Final Form
Velodyne Lidar, Inc.
5521 Hellyer Avenue
San Jose, California 95138 USA
Dated: August 20, 2020
Graf Industrial Corp.
118 Vintage Park Blvd., Suite W-222
Houston, Texas 77070
Attn:    James A. Graf
E-mail: james@grafacq.com
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of July 2, 2020, by and among Graf Industrial Corp., a Delaware corporation (“Acquiror”), VL Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Velodyne LiDAR, Inc., a Delaware corporation (the “Company”) pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Acquiror (the “Merger”) (as amended from time to time, the “Merger Agreement”). Further reference is made to that certain Amendment to Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, Merger Sub and the Company (the “Amendment”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
Pursuant to the Merger Agreement, the Company may repurchase shares from the Company shareholders (the “Tender Offer”) for an aggregate purchase price of up to $50,000,000 (the “Company Redemption Amount”). This letter is intended to memorialize the intent of the parties with respect to the Tender Offer and the Amendment. The Tender Offer would be to repurchase and cancel shares of the Company Common Stock or Company Preferred Stock in exchange for a per share amount of cash equal to $10.25 times the number of shares of Acquiror Common Stock that would have been issued as Merger Consideration in respect of such Company Common Stock or Company Preferred Stock, pursuant to the terms of the applicable documentation for the Tender Offer (such applicable documentation, in substantially the form attached hereto as Exhibit A or in such form as may be mutually agreed between the parties in writing prior to commencement of the Tender Offer, the “Offering Documents”). The Tender Offer shall close prior to the Closing and the shares to be repurchased in the Tender Offer shall not be deemed outstanding at the time of Closing and the Effective Time of the Merger.
The Amendment provides that the aggregate Merger Consideration to be paid in respect of all Company Stock, together with all payments made with respect to all vested Company Equity Awards, shall not exceed 148,453,811 shares of Acquiror Common Stock (the “Total Merger Consideration”) plus Earnout Shares. The Amendment further provides in Exhibit C that the Total Merger Consideration will be adjusted based on the number of shares of Company Common Stock or Company Preferred Stock that will be repurchased pursuant to the Tender Offer. The parties further acknowledge that the intent of such provisions in the Amendment is to have the Total Merger Consideration effectively be (x) 143,575,763 shares of Acquiror Common Stock, plus (y) an aggregate number of shares of Acquiror Common Stock (up to 4,878,048 shares) equal to (A) the number by which the Company Redemption Amount is less than $50,000,000, divided by (B) $10.25, plus (z) the Earnout Shares.
Acquiror and the Company acknowledge that the condition set forth in Section 3.06 of the Merger Agreement has been fulfilled and the Acquiror shall issue the Earnout Shares at the Closing.
[Signature Page Follows]

For purposes of this letter, the signature page hereto signed and transmitted by facsimile machine or as an electronic filed attached to an email is to be treated as an original document. The signature of any person thereon, for purposes hereof, is to be considered as an original signature, and this letter transmitted is to be considered to have the same binding effect as an original signature on an original document.
Sincerely,
Velodyne LiDAR, Inc.
/s/ Anand Gopalan

Name: Anand Gopalan
Title: Chief Executive Officer
Acknowledged and Agreed:
Graf Acquisition Corp.
/s/ James A. Graf

Name: James A. Graf
Title: Chief Executive Officer

Exhibit A
[Offering Documents to be attached.]